Exhibit 10.1

AGREEMENT

By and Between

ALLIANCE LAUNDRY SYSTEMS LLC

and

THE UNITED STEELWORKERS

OF AMERICA

LOCAL 1327

RIPON, WISCONSIN

2004 – 2009

&

2009 – 2013

INDEX

Terminology	Page
ALCAP	27
Accidental Death & Dismemberment	27
Accident & Sickness Pay	27, 32
Apprentices	22
Bidding	12

Call-in Pay	10
Core Process	19, 20
Death in Family (Bereavement)	8, 25, 26
Dental Plan	31 - 32

Definition of Employee	5
Discharge	5, 17, 18, 19, 23, 26
Employees on Layoff, Benefits	18, 19, 32
Employees on Sick Leave, Benefits	32
Exclusion from Further Bargaining	36

Grievance	11, 14 -18, 19, 22
Group Benefit Plans	27 - 33
Guarantee of Jobs	26
Holidays	25
Hours of Employment	9

Position Evaluation	6 - 7
Position Posting	12 – 14, 19
Jury Duty	8 - 9, 26
Layoff	18-22, 23, 33, 43, 44
Layoff and Recall	18 - 19, 20, 22

Leaves for Union School	34
Length of Vacation	23 - 25
Life Insurance	27
Loss of Seniority	20 - 21
Management	26

Management Exclusions & Past Practice	34
Medical Plan	28 - 31
Military School / Service	22
New Employee, Benefits	33
New Employee, Rates of Pay	7

INDEX

Terminology	Page
Overtime	9 -10, 25
PAC	5 - 6
Paychecks	8
Payment for In-Plant Injuries	8
Pension	27, 34
Physical Inventory	11 - 12

Probationary Employees	5, 14, 18, 25
Promotions	12 - 14
Qualifications for Accident & Sickness Benefits	32
Qualifications for Holiday Pay	25 - 26
Qualifications for Vacation	23 - 25

Recall, Benefits	32
Reduction in the Workforce	18
Retiree Medical	32 - 33
Safety & Health	22 - 23
Shift Premium	7

Shortage of Work	18
Steering Committee	43, 44
Team	10, 11, 12, 19, 20
Termination Date and Future Conferences	36

Termination, Benefits	33
Transfers	12 - 14
Union Recognition	5
Union Support of Company	42 - 44
Vacation Check	23 - 24

Vacation, Death of Employee	25
Vacation, Retirement	25
Vacation, Scheduling	24
Vacation, Shutdown	24
Wages	6 - 8

AGREEMENT

THIS AGREEMENT entered into as between Alliance Laundry Systems LLC, Ripon, Wisconsin and successor companies (hereinafter referred to as the “Company”) and United Steelworkers of America on behalf of its Local 1327 (hereinafter referred to as the “Union”).

WITNESSETH:

It is the intent and purpose of the parties hereto that this Agreement will promote and improve industrial and economic relationships between the employee and the Company and to set forth herein the basic agreement governing rates of pay, hours of work and conditions of employment to be observed between the parties hereto.

It is understood and agreed that the use of the words “basic agreement” shall be considered in the context of the Union’s disclaimer to the Company of any desire or intention to acquire through the arbitration process any benefit, advantage or right which was not directly acquired in the negotiations of this Agreement.

FORWARD

DEFINITION OF TIERS

Tier 1 includes only employees whose original hire date is on or before March 1, 2004 as per article 2.4.1 with wage rates set forth in Appendix A for pay steps 1-15 and Appendix C for pay steps 16-23 (when available).

Tier 2 includes only employees whose original hire date is between March 1, 2004 and January 1, 2006 as per article 2.4.1 and 2.4.1(T3) with wage rates set forth in Appendix B for pay steps 1a and 2a, Appendix A for pay steps 1-15, and Appendix C for pay steps 16-23 (when available).

Tier 3 includes only employees whose original hire date is after January 1, 2006 as per article 2.4.1(T3) with wage rates set forth in Appendix C for pay steps 1c – 4c and 16-23 (when available) and Appendix A for pay steps 5-15.

Any article with a (T1 - T2) designation applies only to tier 1 or tier 2 employees, not to tier 3 employees. Any article with a (T3) designation applies to tier 3 employees, not to tier 1 or tier 2 employees. If an article has a subset with a (T3) designation, the original (non T3) language applies to tier 1 and tier 2 employees. Articles that contain language specific for the contract extension are for all employees from March 1, 2009 – February 29, 2013. All other articles pertain to all employees throughout the period from March 1, 2004 – February 28, 2009 and the extension March 1, 2009 - February 29, 2013.

ARTICLE 1. RECOGNITION

1.1 The term “Employee” as herein used means all factory hourly production and maintenance employees, but shall exclude office and clerical employees, professional and technical employees, time keepers, shop clerks, watchmen - guards, supervisors, and probationary employees.

1.2 The Company recognizes the Union as the sole and exclusive bargaining agency for its employees with respect to wages, hours and conditions of employment.

1.3 The Company recognizes the established Union, and has no objection to its employees becoming and remaining members of the Union. The Company will not permit on the part of its representatives, any discrimination or any activity whatever against the Union. Nor will the Company permit its representatives to interfere with the status of members or responsibilities of the Union. The Union agrees not to solicit membership or dues on Company time. The Union, its officers and members shall not intimidate or coerce employees into joining the Union or continuing their membership therein.

1.4 Employees shall not be permitted to discourage membership or to engage in activities, by word or action, detrimental to the relationship between the Union and the Company on Company time or property. Any employee shall be subject to discharge or other discipline if it shall be proved that the employee has engaged in any of the foregoing activities.

1.5 In conformity with law and not in conflict therewith, the Company will deduct each week from the wages of each employee covered by this Agreement, the Union dues as provided by the International Secretary-Treasurer, and the total of such sums so deducted will be remitted to the International Secretary-Treasurer of the Union no later than the 15th of the month following the month in which each deduction is made.

Any assessment as designated to the Company by the International Secretary-Treasurer of the Union shall be deducted by the Company and remitted to the International Secretary-Treasurer of the Union in the same manner as dues collected, provided, however, that the check-off for payments due the Union shall be effective only for those employees who execute individual assignments to such effect.

The Union agrees to hold the Company harmless from any liability incurred as a result of checking off any such funds.

1.5.1 PAC Check-Off - Upon receipt of voluntary written employee authorization, the Company will make weekly PAC deductions from the bargaining unit employees’ wages in the amount authorized. PAC deductions will be forwarded by the Company to the Secretary-Treasurer of the United

Steelworkers of America - PAC. The employee deduction authorization can be terminated at anytime by notifying the Company payroll department in writing, and the deduction will be suspended starting with the next payroll cycle. Such contributions are voluntary, and are not a condition of membership in the union, or of employment with the company.

1.6 Membership in the Union shall not be a condition of employment. All employees within the unit who choose not to become or remain members of the Union shall be required, as a condition of continued employment, to pay to the Union monthly, in advance, an amount of money equal to the monthly dues of the Union. No payment for initiation fees shall be required. No assessments or fines shall be levied. Thereafter the Union may notify the Company, in writing, of any employee who has not currently paid such amount and the Company will immediately undertake to secure the payment thereof and will terminate the employee if such default has not been cured within thirty (30) days thereafter.

1.7 It is the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, sex, age, color, religious creed, national origin or disability. The established Union Grievance Committee and a designated representative of the Company will be jointly responsible for administration of this policy.

1.8 The Union recognizes the Company’s obligation under Section 503 of the Rehabilitation Act of 1973 and the Vietnam Era Veteran Readjustment Assistance Act of 1974, the Americans With Disabilities Act and the State and Federal Family Leave Acts, and pledges its full cooperation in assisting the Company to fulfill these obligations provided that in such cooperation it does not violate the terms and conditions of the Collective Bargaining Agreement.

ARTICLE 2. WAGES

2.1 Work of the employees under this Agreement, position classifications, pay steps and applicable rates have been established and classified in accordance with an agreed upon position evaluation and/or through rates of pay negotiated by and between the Company and the Union at the outset of this Agreement. New positions shall be slotted into the wage schedule in accordance with their evaluated content. The above does not prevent reclassifying positions that have been improperly classified.

2.2 There will be no further general increase nor will the wage rates as established by the schedule shown in Appendix A and B be disturbed, excepting where a new position is created requiring a pay step change and where there is a material change in the work content of existing position requiring a pay step change. “Material change in work content” means a change altering the skill requirements. It is agreed for the purposes of this contract term only, that the present position evaluations and descriptions are correct, and only changes occurring subsequent to the date of this Agreement shall be considered in determining the correctness of position evaluations. Nothing in this article will prohibit the Union and the Company, upon mutual agreement, from undertaking projects to address specific inequities, which may exist in the classification system.

2.2.1 - There will be no further general increase, nor will the rates as established by the schedule shown in Appendix C be disturbed, except: (a) where the Company decides to increase the wage rates for pay steps 1c, 2c, 3c, or 4c above minimum; or (b) where a new position is created requiring a pay step change; or (c) where there is a material change in the work content of the existing position. “Material change in work content” means a change altering the skill requirements. It is agreed for the purposes of this contract term only, that once new positions are agreed upon by the Company and the Union, the position evaluations and descriptions are correct, and only changes occurring subsequent to the date of that agreement shall be considered in determining the correctness of position evaluations.

Nothing in this article will prohibit the Union and the Company, upon mutual agreement, from undertaking projects to address specific inequities, which may exist in the classification system.

2.3 Effective March 1, 2004, the wage rates are established in accordance with Appendix A and B attached hereto and made a part thereof.

2.4 Starting rates of pay for newly hired employees in each pay step of 9 or less established at 80% of their pay step. If the employee is retained after a ninety (90) calendar day probationary period, the rate will be increased in equal amounts each six months during the first eighteen (18) months of employment. After eighteen (18) months of employment, the employee will be paid the full rate as indicated in the Wage Structure (Appendix A) for the skill level and position held. All pay adjustments under this provision will be effective on the Monday following the completion of the qualifying period.

2.4(T3) Starting rates of pay for newly hired employees in each pay step 1c, 2c, and/or 10 or above will be paid their full wage per Appendix C. The probationary period is (90) calendar days for all pay steps 1c, 2c, and 10 and above employees.

Starting rates of pay for newly hired employees in each pay step of 3c and 4c will be established at 93% of their pay step. If the employee is retained after a ninety (90) calendar day probationary period, the rate will be increased to the full 3c or 4c rate after 6 months of employment as indicated in the Wage Structure (Appendix C) for the skill level and position held. All pay adjustments under this provision will be effective on the Monday following the completion of the qualifying period.

Starting rates of pay for newly hired employees in each pay step of 5 - 9 will be established at 80% of their pay step. If the employee is retained after a ninety (90) calendar day probationary period, the rate will be increased in equal amounts each six months during the first eighteen (18) months of employment. After eighteen (18) months of employment, the employee will be paid the full rate as indicated in the Wage Structure (Appendix A) for the skill level and position held. All pay adjustments under this provision will be effective on the Monday following the completion of the qualifying period.

2.4.1 Two-tier Wage. The wage rates for pay steps 1a and 2a to be paid during the term of this Agreement are set forth in Appendix B – Pay Structure, attached hereto and incorporated herein.

If a job has a 1/1a or 2/2a pay step, an employee working in that job who has an original hire date of March 1, 2004 or later will receive 2nd tier pay. No job will have a pay step of 1a or 2a if that job has a progression to a pay step higher than 2.

Any employee with seniority who has an original hire date on or before March 1, 2004 will be grandfathered into the 1st tier unless seniority has been lost according to article 6.6 A, B, D, E, F, G or I. Any employee who is on the payroll on March 1, 2004 will be grandfathered into the 1st tier.

The wage rate for 2nd tier employees defined in Appendix B will be the minimum amount paid per hour and the maximum will be the hourly rate for the pay step for 1st tier employees defined in Appendix A.

All duties, responsibilities, and assignments of pay step 1 and 2 employees apply to the 2nd tier 1a and 2a pay step employees.

2.4.1(T3) Three-tier wage. Not withstanding 2.4.1, third tier wage applies to all those employees whose original hire date is after January 1, 2006. The wage rates for 3rd tier employees, to be paid during the term of this Agreement are set forth in Appendix C for pay steps 1c, 2c, 3c or 4c and 16-23 and Appendix A for pay steps 5-15.

If a job has a 1/1a/1c, 2/2a/2c, 3/3c, or 4/4c pay step, an employee working in that job who has an original hire date of January 1, 2006 or later will receive 3rd tier pay per Appendix C

The wage rate for 3rd tier pay steps 1c or 2c defined in Appendix C will be the minimum amount paid per hour and the maximum will be the hourly rate for the 2nd tier pay steps defined in Appendix B. The wage rate for 3rd tier pay steps 3c or 4c defined in Appendix C will be the minimum amount paid per hour and the maximum will be the hourly rate for the 1st tier pay steps defined in Appendix A.

All duties, responsibilities, and assignments of pay step 1, 2, 3 and 4 employees apply to the 3rd tier 1c, 2c, 3c, and 4c pay step employees.

2.5 Shift premium. All shift premium pay will be paid as an hourly override using the following schedule and will be effective the Monday following the actual shift change.

RATES PER HOUR

Second Shift -	$ 0.35 per hour
Third Shift -	$ 0.40 per hour

Employees whose regular work schedule includes Saturday and Sunday will receive a premium of $.35 in addition to the above shift premium.

2.6 Paychecks will be issued on Friday of each week to all first and third shift hourly employees. Second shift employees will receive their weekly paychecks on Thursday of each week. It is understood that there may be times when it is impossible to process or deliver paychecks on Thursdays. In the event of such a failure the Union agrees to hold the Company harmless from any liability. Paychecks will be enclosed in individual envelopes to ensure privacy. Accommodations will be made for employees working alternative shifts.

2.6.1 Arrears. The Company will collect arrears for any deductions owed by an employee to the Company subject to the Arrears Policy.

The Arrears Policy can not be altered without the mutual consent of the Union and the Company.

2.7 An employee, who is injured at work and is treated at a doctor’s office, will be paid that employee’s hourly earnings for the lost time on the day of injury as follows:

A.	If the employee returns to work on the same shift, they will be paid that employee’s hourly earnings for the time lost.

B.	If the employee does not return to work on the same shift, they will be paid that employee’s hourly earnings for the time lost up to the end of the scheduled shift.

2.8 Death in family. An employee who had completed the probationary period and who is absent from work because of the death of the employees spouse, son or daughter (to include step-child or foster child of the employee), mother or father, brother or sister, step-mother or step-father, mother-in-law or father-in-law will be compensated for the time lost from the work schedule for reasons immediately associated with the death up to a maximum of three scheduled work days. The three (3) days shall normally be limited to three successive work days including the day of death and the day of the funeral. The time off with pay may be taken at a later date to conduct business immediately associated with the death if the employee offers satisfactory evidence to the Company to support the need for the absence. This compensation will be computed on the basis of the employee’s hourly earnings in an eight-hour day. In the case of a sister-in-law or brother-in-law, grandmother or grandfather, or grandchildren of the employee, one day’s compensation will be paid on the above basis.

2.9 Jury Duty. An employee who has seniority and is required to serve jury duty or is called or subpoenaed as a witness on a regularly scheduled work day (normal work week) and is, therefore, prevented from working all or part of their regular shift, will be compensated for the time lost as follows. This compensation will be computed on the basis of that employees hourly earnings for the hours of their regularly scheduled shift not worked minus pay received for jury duty service. Employees will be required to report for work on those days when they are excused from jury duty by the court.

Employees who have been called and serve jury duty more than four (4) hours, including travel time (to and from), are not required to report for work on scheduled work days. The foregoing applies to employees on all shifts.

ARTICLE 3. HOURS OF EMPLOYMENT

3.1 There shall be established normally a forty (40) hour week consisting of not more than five (5) eight (8) hour days or four (4) ten (10) hour days as agreed to by the parties. The regular work week shall commence at 11:00 p.m. Sunday for the third shift and 7:00 a.m. Monday for the first shift, except for certain departments requiring otherwise. The regular start of second shift will be 3:00pm Monday. This provision shall not be construed as a guaranteed work week.

Summer hours will be in effect the last Monday in April through the last Friday in October. Summer hours will start one hour prior to normal start of shift.

If situations arise that are out of the Company’s control, summer hours may be changed with the mutual consent of the Company and the Union.

When it becomes necessary to operate continuous seven (7) day operations which include Saturday and Sunday as regular shifts, the Company and the Union will meet to discuss the most mutually acceptable manner in which positions are filled and work is scheduled.

3.1.1 The parties agree to continue the designated breaks and lunch periods.

•	Fifteen minutes paid lunch break.

•	Employees working more than ten (10) hour shifts will be permitted to take a five (5) minute break after ten (10) hours.

3.2 For employees on a five day, eight hour schedule all hours worked in excess of forty (40) hours, shall be paid for at the rate of one and one-half (1 1/2) times the regular rate of pay.

For employees on a four day, ten hour schedule all hours worked in excess of forty (40) hours, shall be paid for at the rate of one and one-half (1 1/2) times the regular rate of pay.

For employees whose regular work schedule is Monday – Friday, Sundays worked will be paid at two (2) times, except for the hours worked Sunday by the third shift.

For those employees whose regular work schedule includes Saturday or Sunday, hours worked on the seventh day of the work week will be paid at two (2) times the regular rate of pay.

Double time will be paid for hours worked over twelve (12) hours in any one workday.

If the Company is aware on Thursday that it plans to schedule overtime the following Saturday or Sunday, a notice to that effect will be posted that Thursday.

Only absences of an hour or more that are approved by management, including vacations and holidays, will count toward the calculation of overtime pay. The Company will give each employee two free absences for the purpose of overtime only. These occurrences will be the first absence related occurrences in each calendar year.

3.2.1 There may be times when an energy emergency exists where the Company’s supply of energy is curtailed. In order to maintain employment and production while remaining competitive, during these periods the Company may operate on a basis of four (4) ten (10) hour, or three (3) twelve (12) hour and one (1) four (4) hour, or three (3) twelve (12) hour days as conditions demand.

3.3 No employee shall receive both daily and weekly overtime for same hours so worked, nor shall there be any pyramiding of premium and or overtime pay.

3.4 Employees who report for regular work not having received two (2) hours prior notice that no work is available, or are called back to work after their regular shift has been completed, shall at the option of the Company be given either a minimum of four (4) hours work or four (4) hours pay at the employee’s pay step for the current payroll period. This shall not apply in the case of conditions beyond the reasonable control of the Company.

3.4.1 The Company agrees to pay Trades and Crafts workers a minimum of two (2) hours pay at one and one-half (1  1/2) times of their regular rate of pay on the sixth consecutive workday of their normal work week and/or two (2) times their regular rate of pay on the seventh consecutive workday of their normal work week in the event of an emergency summons to the plant. If the necessary tasks for which the employee was called in is completed in less than two (2) hours, the employee may, at their option, punch out and leave the plant.

3.5 When it becomes necessary to assign overtime on a daily basis or on weekends, overtime will be allocated in the following manner.

Overtime work will be offered in seniority order to the employee or employees on the team by shift who are capable of performing the specific tasks on which the overtime work is needed.

If overtime requirements are not satisfied by offering overtime in seniority order to those employees performing the affected tasks, the overtime will be assigned to employees on affected tasks in reverse seniority, the least senior first. Employees selected in this manner will be expected to work the overtime.

Those employees desiring not to be assigned overtime may file an election form with their supervisor and will not be offered overtime opportunities when overtime requirements can be satisfied by other employees on the affected teams.

If it becomes necessary to assign such employee or employees overtime under the provisions of this section, they will be expected to perform the overtime.

Employees will be notified as far in advance as is reasonably practical when overtime is to be worked but no later than the end of the shift on Thursday for Saturday overtime work, unless an emergency arises which precludes giving such notice.

When an error is made in the awarding of overtime opportunities under this article the Company will offer the affected employee equal overtime opportunity within twenty working days. If the overtime opportunity is not provided within the twenty working day time period the affected employee or employees will be paid for the overtime missed at their hourly rate provided the grievance procedure was followed.

3.5.1 For the contract extension (March 1, 2009 – February 29, 2013) when it becomes necessary to assign overtime on a daily basis or on weekends, overtime will be allocated in the following manner.

A decision will be made by the designated management representative determining what work is needed for the overtime required. Employees who are qualified to perform the work will be offered the overtime by shift from the following progression:

Seniority by Job

Seniority by Team

Seniority by Department

Seniority by Core Process

Seniority by Plant

Management will endeavor whenever possible to notify the union in cases where overtime cannot be satisfied by these means. The parties agree to work for common ground and administer the O/T policy fairly, always honoring the progression above, respecting seniority and capability in the process.

If overtime requirements are not satisfied by offering overtime in seniority order per the progression above the overtime will be assigned to qualified employees in reverse seniority, the least senior first. Employees selected in this manner will be expected to work the overtime.

Those employees desiring not to be assigned overtime may file an election form with their supervisor and will not be offered overtime opportunities when overtime requirements can be satisfied by other employees on the affected teams.

If it becomes necessary to assign such employee or employees overtime under the provisions of this section, they will be expected to perform the overtime.

Employees will be notified as far in advance as is reasonably practical when overtime is to be worked but no later than the end of the shift on Thursday for Saturday overtime work, unless an emergency arises which precludes giving such notice.

When an error is made in the awarding of overtime opportunities under this article the Company will offer the affected employee equal overtime opportunity within twenty working days. If the overtime opportunity is not provided within the twenty working day time period the affected employee or employees will be paid for the overtime missed at their hourly rate provided the grievance procedure was followed.

3.6 Physical inventories will be taken in a time and manner as determined by the Company.

The Company will identify “key” employees and the total number of employees who are required during the inventory period. An employee will not be considered “key” if they have not worked in the area for thirty (30) calendar days or more.

The Company will post a notice requesting volunteers to work during the physical inventory period. Such notice will be posted for ten (10) calendar days during which time an employee may indicate their desire to work by submitting a signed posting.

Employees will be selected from those submitting a signed posting according to plant wide seniority, the most senior first.

In the event the Company cannot obtain the required number of employees in this manner, the remainder will be selected in reverse seniority, the least senior first including non-seniority employees.

Regarding volunteers: The Company must accept any employee capable for work during the physical inventory period, not to exceed the total required. Employees selected under the above provisions must accept the work.

A list of employees selected as “key” and the total number of employees who are required will be furnished to the Union fourteen (14) days prior to the inventory period.

In the event the physical inventory and vacation shutdown are scheduled together, the company will assign work to those employees who volunteer prior to offering work, other than “key”, to those without vacation time.

If an employee works during an inventory period, rescheduling vacation time will be allowed.

The Company will not contest unemployment compensation claims for employees not scheduled to work during physical inventory when the physical inventory is scheduled at a time other than the vacation shutdown.

ARTICLE 4. PROMOTIONS AND TRANSFERS

4.1 All employees will be a member of a team, department, and a core process. Therefore, when a new position is created or a permanent vacancy occurs, the Company will post notice of the first level vacancy setting forth the pay step, job, and shift. Normally, postings will have a first level, second level, and open level. However, postings will remain at the first level as long as the job is awarded to the most senior posting employee. First and second level notices will remain posted for two (2) scheduled workdays. Interested employees may post for the vacancy by submitting a complete and signed posting. The position will be awarded to the most senior employee submitting a signed posting provided the employee is qualified to perform the job.

A posting becomes second level when the first level is filled by an employee other than the most senior bidder. A vacancy created by an employee taking a second level job will be posted as an open job regardless of seniority level of the awarded bidder for the secondary posting.

Once a posting has no successful bidders to a job, it becomes an open job. All open jobs will be posted for one (1) day. If there are no successful bidders the Company will fill the job with whom it considers qualified to do the job.

Temporary jobs will be posted by the Company within six (6) months after a vacancy is created by an approved leave. The job will be awarded on the same basis as a new position or permanent vacancy.

Should the employee holding the position return from a leave of absence, the employee holding the position on a temporary basis will be placed in a team.

Should the employee holding the position not return from a leave of absence, the employee placed in the position on a temporary basis will be considered permanently assigned without re-posting. If there are no bids to a temporary posting the vacancy will be filled by Company transfer of any employee it considers qualified to perform the job.

The Company will make reasonable accommodations for an employee to view a posted job.

Nothing herein shall require the Company to post or fill an unneeded vacancy.

A successful bidder to a job will be placed in the position within twenty working days following the award of the bid. If the Company is unable to place the employee into the position within this time frame the employee will be paid the higher rate of the two positions.

A successful bidder must make a good faith effort to qualify in the job, or alert the posting supervisor of the desire to withdraw his/her name from the posting. The posting supervisor should be alerted as soon as possible regarding the desire to withdraw his/her name from the posting.

After making a good faith effort, if the bidder is found unsuitable or the employee does not have the ability to perform the job in the designated qualifying period (5 days on the job), the employee will be reassigned to their former job. It is understood that a successful bid to a vacancy resulting from a successful bid of another employee is conditioned on the successful completion of the trial period by the employee vacating such job.

A qualifying period may be extended with a mutual agreement between the Company and the employee with Union representation.

Employees will be limited to making two (2) movements under the posting and bidding procedure in any calendar year period (January 1 through December 31). A movement is defined as any reassignment of a position, which is awarded through the posting and bidding procedure.

If an employee’s position is eliminated and they have used the allotted two (2) movements, they will be given the opportunity for one (1) additional move within that year. Employees who do not qualify under the trial period for a posted position will be charged for one (1) movement.

The foregoing applies to temporary postings with the exception that a successful bidder to a temporary job will not be charged with a movement if the employee is displaced from a temporary job due to the employee holding the position returning from a leave of absence.

If a postable job under this contract is posted improperly or overlooked, the sole remedy is to correct the error and post it properly.

4.2 When an employee is permanently assigned to another job, their new rate of pay will take effect the Monday following such assignment. When an employee is temporarily transferred to another job but retains their original job, the employee’s present rate of pay or the rate of pay of the new position, whichever is higher, will take effect the first full day on the temporary position. Employees with less than eighteen (18) months of service will move to their entry level rate of pay for the position transferred to, based on their respective progression point.

4.2(T3) When an employee is permanently assigned to another job, their new rate of pay will take effect the Monday following such assignment. When an employee is temporarily transferred to another job but retains their original job, the employee’s present rate of pay or the rate of pay of the new position, whichever is higher, will take effect the first full day on the temporary position. Employees with less than eighteen (18) months of service will move to their entry level rate of pay for the position transferred to, based on their respective progression point per article 2.4 (T3).

4.3 Probationary employees are not eligible for promotions, transfers or shift changes.

4.4 An employee out on long term illness may return to their former job, provided they return to that job in fifty-two (52) weeks or less and are medically qualified to perform the duties associated with that job. If the job is not active, the employee will be considered a floater and will be placed in an available job within the facility.

An employee out on a long-term illness that is greater than fifty-two (52) weeks and less than the time permitted in Section 6.6 (I) will be returned to the bargaining unit, provided they are medically qualified to perform the duties associated with the available jobs at the time of their return-to-work.

The foregoing is conditioned on the employee having sufficient seniority to return to the unit.

ARTICLE 5. GRIEVANCES

5.0 There shall be no strikes, walk-outs, deliberate slowdowns or interruption of work on the part of the Union or members of the bargaining unit, or any lock-out by the Company.

5.1 Any matter, which in the opinion of any employee requires adjustment, shall be taken up with their supervisor. If an employee so decides, the employee may be accompanied by their steward. If such employee has been unable to adjust such issue with their supervisor, it may be taken up by such employee through any representative of the Union in their area in writing on a regular grievance form.

The Union will provide the Company on an annual basis the names of union representatives by their assigned area of responsibility and notify the Company in writing of any changes when they occur.

5.2 Should any dispute arise other than any complaint or grievance as to the meaning or application of the provisions of this agreement, it shall be taken up for adjustment by and between the duly authorized representatives of the parties. Such disputes as covered by this provision shall not be subject to arbitration without the express consent in writing of both parties.

5.3 Step 1: The aggrieved employee or employees shall, within four (4) working days from the first knowledge of the occurrence, report any issues or disputes to the proper supervisor in their department, with or without the proper Union representative, and endeavor to settle issues or disputes. The supervisor’s answer shall be given within three (3) working days. In cases where the supervisor’s answer is not acceptable, the issue shall be reduced to writing in triplicate, signed by a Steward or Grievance Committee member, and submitted within two (2) working days to the supervisor, who shall within one (1) working day, write their answer and the date thereon. One copy shall be retained by the supervisor and the other two shall be given to the proper Union representative.

5.4 Step 2: Grievances not settled at Step 1, may be submitted for discussion by the Union Grievance Committee and the Company’s designated Step 2 representative in the next scheduled meeting. The Company representative shall within five (5) working days following such meeting give their answer in writing and the date thereon.

Any grievance which is not appealed to Step 3 in writing by the Union Grievance Committee’s designated representative within ten (10) working days after the written answer is given in Step 2, shall be deemed settled on the basis of said written answer.

5.5 Step 3: Grievances not settled at Step 2 may be submitted for discussion by the Union Grievance Committee, a designated representative or representatives of the International Union, and the Company’s designated Step 3 representatives other than those who met in Step 2 in a meeting arranged at the parties mutual convenience. The 3rd Step Meeting will be held within ten (10) working days following Company receipt of a letter advancing 2nd Step grievance(s) to 3rd Step unless the ten (10) day time limit is extended by mutual agreement between the Company and the Union. The Company shall give its final answer to the Union in writing within ten (10) working days following this meeting.

5.5.1 The Company agrees to provide copies of its Second (2nd) and Third (3rd) Step Grievance Answers to the grievant and to each member of the Union Grievance Committee.

5.6 Step 4: In the event that the representatives of the Union and the representatives of the Company are unable to satisfactorily settle the grievance in the Third Step of the grievance procedure, and if written notice is given the Company’s designated Step 3 representatives within thirty (30) calendar days after the Company decision in the Third Step above, the Union may cause the dispute to be settled by arbitration following the procedure defined below; subject to the provision of 5.2.

5.6.1 In the event either party does not comply with the time limits set forth in Steps 1 and 2 of this article, without mutual consent from the other to extend such time limits, the grievance shall be automatically advanced to the next step of the grievance procedure.

5.7 A. By mutual agreement of the parties hereto an impartial arbitrator shall be appointed. In the event the parties are unable to agree upon the selection of an impartial arbitrator within a period of five (5) days, the Federal Mediation and Conciliation Service in accordance with its rules shall be requested to immediately aid in the selection of an impartial arbitrator. The decision of the arbitrator shall be final and binding. If after receiving a list of seven names from the Federal Mediation and Conciliation Service, the parties are unable to agree on a suitable arbitrator, the parties will alternately strike out names until one remains. The one remaining will be selected as the arbitrator.

If either party determines the list of arbitrators submitted is unsuitable for any reason either party may elect to request an alternate list of arbitrators from the F.M.C.S. An arbitrator will be selected from this list in the same manner as above.

B. All expenses incident to the service of the arbitrator shall be shared equally by the Company and the Union.

C. The following rules will apply to the arbitrator:

1.	The decision reported by the arbitrator shall be final and binding on both parties.

2.	The arbitrator is empowered to interpret and apply this Agreement in cases of grievances as to the meaning of this Agreement or as to claims of violation of this Agreement. The impartial arbitrator shall not strike from or add to the provisions of this agreement or alter them in any way.

3.	Under no circumstances shall any general wage increase be arbitrated.

4.	The Company and the Union shall jointly request the arbitrator to expedite the decision.

5.8 It is understood and agreed that the Local Union and its officers will order any member of the bargaining unit to cease any strike, work stoppage or interruption, or impeding of work on the part of any employee or employees, and will use its and their best efforts to see that such order is complied with, including the posting of signed notices on the bulletin board to that effect. It is understood and agreed that in the event of any strike, work stoppage, or interruption or impeding of work on the part of any employee or employees during the life of this Agreement, there shall be no liability on the part of the International Union, Local Union, or any of their officers, agents, or members. The sole recourse and exclusive remedy for the Company in such event is to impose such disciplinary measures upon the individual employees involved as the Company may in its sole discretion determine.

5.9 Regular meetings of the Union Grievance Committee and Company representatives shall be held on the first (1st) and third (3rd) Tuesday of each month at a mutually satisfactory time unless otherwise provided for. These meetings are for the presentation and discussion of written grievances and constructive suggestions. Agenda items to be covered in the meetings will be exchanged by the parties in advance of the meeting.

One meeting during the month will have time dedicated for the discussion of safety concerns by the Union and Company safety representatives.

Matters pertaining to discharge, working conditions and such matters that cannot reasonably be delayed until the scheduled meeting may be presented at any reasonable time in accordance with the foregoing provisions.

The Union Grievance Committee shall consist of not more than six (6), nor less than four (4) plant employees (designated by the Union) who represent the several processes of the factory and who will be afforded time off and will be compensated for such time at the employees’ hourly earnings.

A.	To attend a regularly scheduled meeting of the Grievance Committee.

B.	To attend meetings pertaining to discharge or other matters which cannot be delayed until the time of the next regular meeting.

C.	Any member of the Union Grievance Committee or Steward having a grievance presented shall have the right to visit their department, or departments other than their own, during working hours for the purpose of transacting the legitimate business of the Union upon receiving permission from the supervisor in charge. Such permission shall be granted without undue delay.

5.9.1 Any Union member designated by the Union officers who must take time off to conduct Union business in the plant shall be allowed to do so upon receiving permission from the supervisor in charge. Such permission shall be granted without undue delay.

5.9.2 In the event an employee shall be discharged or suspended for disciplinary reasons, a Committee of not less than two (2) or more than three (3) persons representing the discharged or suspended employee will meet with the Company. In the case of discharge or suspension, the Company will inform the Union before the employee is notified of the determination of the disciplinary action to be taken. In the case of discharge only, if the employee believes they have been unjustly dealt with and a grievance is filed in writing within four (4) working days of discharge, such discharge shall constitute a case arising under the method of adjusting grievances commencing at the Third Step level of the grievance procedure. The Third Step meeting shall be held within five (5) working days from such discharge.

In the event an employee is discharged because of absence from work, the employee will be notified by letter and the Union will be issued a copy of such letter. In the event it should be decided under the rules of this Agreement that an injustice has been dealt the employee with regard to discharge, the Company shall reinstate such employee with full rights.

ARTICLE 6. SENIORITY

6.1 Definition. Except as hereinafter provided, the word “seniority” as herein used shall be deemed to mean the right to priority of employment. Seniority rights shall be applied on a plant-wide basis, subject to Section 6.2, and shall be effective from the first day worked for the Company at the location covered by this Agreement.

6.2 Probationary employees. No probationary employee shall have seniority, but if retained after ninety (90) calendar days such employee’s seniority shall commence as of the first day worked. New employees who have previously worked for the Company within a period of two years from date of re-employment and who have lost seniority rights due to layoff will not need to serve a probation period.

6.3 Scarcity of work. In the case of layoffs or returns to work following layoffs, the principle of plant seniority shall prevail; that is, the last person hired shall be the first laid off, the last laid off shall be the first recalled, provided that deviation of a reasonable nature will be made by the Company if necessary to maintain efficient plant operation. The Company will notify the Union Grievance Committee in advance of such deviation.

When it becomes necessary to have a reduction in the bargaining unit, the company will first post a notice that voluntary layoff requests are being accepted. Employees submitting written requests for voluntary layoff will be laid off in seniority order up to the limit of the necessary workforce reduction. The company may make reasonable exceptions in order to maintain production efficiency.

Employees accepting a voluntary layoff will be eligible to return to work based upon plant seniority, as in 6.3 above, when it becomes necessary to recall to the unit.

If recalled during the first six months of a voluntary layoff, a volunteer has the option to return to the job last vacated provided the job is in active existence at the time of recall or an available open job. If the job is not active, the recalled employee will be considered a floater and will be placed in an available job within the facility. An employee displaced under this provision will be reassigned to any open position. Employees who have chosen a return-to-work date, will be recalled in seniority order. All other provisions of the agreement will be applied equally to all employees on layoff status, voluntary or otherwise.

6.4 If it becomes necessary to reduce the workforce, the Company will identify which jobs will be eliminated. Based on seniority the least senior member of the team will be reduced unless a more senior team member elects to voluntarily leave the team. The displaced employee may elect one of the following options, to take the place of the least senior person:

A.	On their team

B.	In their department on their shift

C.	In their department across shifts

D.	In their core process on their shift

E.	In their core process across shifts

F.	On their shift

G.	In the plant

H.	Post to a job

I.	Take open job

J.	Become a floater

Employees leaving their job because of a production decrease or product changes will have automatic recall rights to their team and/or job, in seniority order, for six months from the date they left.

It is agreed that once the bump process has been completed, changes will not lead to starting the bump over.

Deviations in the manner a department or process is reduced of reasonable nature will be made by the Company if necessary to maintain efficient plant Operations. However, it is the Company’s intention to make reasonable efforts to keep senior employees. The Company will notify the Union Grievance Committee in advance of such deviation.

6.5 It is understood that there may be temporary periods in which work would not be available to some teams.

The above provisions of Article 6 shall not apply to temporary layoffs. Such temporary layoffs are defined as a time when work is not offered to all employees on the team. Such temporary layoffs will not exceed fifteen (15) workdays in any contract year and within any team or department unless additional temporary layoffs are mutually agreed to by the Company and the Union.

These layoffs will be scheduled for a minimum of three (3) consecutive workdays within the same work week unless otherwise mutually agreed to by the Company and Union.

In the event of such temporary layoff, work preference will be awarded within the team in seniority order provided the employee is capable of performing the job.

If production requirements cannot be satisfied by offering work to the team in seniority order, the company will offer the work to the department then the core. Work will be awarded in seniority order to employees capable of performing the work. Should not enough volunteers be available in the team, department, or core, work will be offered to the plant through a three-day posting and be awarded in seniority order to employees capable of performing the work. Should not enough volunteers be available, work will be assigned in reverse seniority order within the team. Employees selected in this manner will be expected to perform the work.

Should not enough volunteers be available, work will be offered to the plant through a three-day posting and be awarded in seniority order to employees capable of performing the work. Should not enough volunteers be available, work will be assigned in reverse seniority order within the team. Employees selected in this manner will be expected to perform the work.

Employees whose vacation occurs during an unscheduled shutdown may reschedule their vacation for a later period provided it does not interfere with efficient plant operations and previously scheduled vacations.

6.6 Loss of seniority. Seniority shall be broken for the following reasons:

A.	Justifiable discharge.

B.	Voluntary quitting.

C.	If an employee is on layoff for a period of time equal to their length of service at the time of the layoff.

D.	Failure of an employee to return to work within two (2) days after receipt of written notice sent by Certified Mail - Return Receipt Requested - to the last address appearing on the Company’s records, upon their refusal of said notice, or the inability of the Post Office to deliver within fifteen (15) days. However, an employee reporting late due to the inability of the Post Office to make delivery on the first attempt will retain their seniority but may be denied employment until the next recall. Exception to this provision may be granted by the Company upon request in advance of recall or an acceptable excuse.

E.	Failure of an employee to report on schedule following a vacation or an authorized leave of absence without giving an acceptable excuse.

F.	If an employee is absent from work for three (3) consecutive working days without an acceptable excuse.

G.	If an employee is guilty of repeated absenteeism or repeated failure to notify the Company when absent.

H.	Retirement.

I.	An employee having been on continuous medical leave for a period equal to their length of service but not to exceed three years, or if the employee fails to provide the company with medical verification of disability on a quarterly basis.

6.7 Whenever an employee is or has been advanced within the Company from the bargaining unit to a non-bargaining unit position the employee shall continue to retain, but not further accumulate seniority, within the bargaining unit for a period of time equal to their length of accumulated bargaining unit seniority. Once the employee has worked outside of said bargaining unit for a period of time equal to their accumulated seniority within the unit he shall forfeit seniority rights within the unit.

Employees promoted or advanced as above between March 7, 1966 and March 1, 1989, shall retain but not accumulate further seniority in the bargaining unit while employed outside of said bargaining unit and will retain such bargaining unit seniority without regard to any time limits.

Such employees may exercise seniority in the same manner as any other employees who have been displaced or whose jobs have been terminated.

An employee returning to the bargaining unit within ninety (90) calendar days will retain his/her original seniority date.

6.8 For layoff and reduction purposes only, seniority rules shall not apply to the following Union officers: President, Vice President, or to the Union Grievance Committee, or to no more than eighteen (18) Union shop stewards. Their employment shall remain in effect as long as the area they represent is in operation, in order that they may perform their respective duties for the mutual benefit of all concerned. However, they must be capable of performing the necessary tasks in order to avoid layoff. The Union will keep the Company informed, in writing, as to the group covered by this clause.

When a Union President is elected and is assigned to the second or third shift, arrangements will be made to move the President to the first shift.

6.9 Apprentices shall be governed by the laws and regulations applicable thereto under the jurisdiction of the Division of Apprenticeship and Training, and all other applicable agencies. If the selection process includes standardized tests as may be administered by the Division of Apprenticeship and Training, the Union Grievance Committee will be supplied with the names of those employees who successfully pass such tests.

6.10 Upon the execution of this contract, the Company agrees to furnish the Union with an up-to-date seniority list, and to notify the Union of any additions or deletions every six months. Any employee having a grievance with respect to their position on this or any revised seniority list must file such grievance, in writing, within forty-five (45) days after the seniority list has been furnished by the Company to the Union. Failure to do so within such time shall constitute a waiver of grievance hereunder.

6.11 The Union will be notified ten days prior to a layoff and within two days of a recall.

ARTICLE 7. MILITARY SERVICE

7.1 Employees enlisting and/or called into the service of the Armed Forces of the United States, the Coast Guard, the National Guard or the Ready Reserves shall have such leave and re-employment rights as are provided by applicable Federal and/or State law.

7.2 When an employee who is a member of the National Guard or Organized Reserves of the U.S. Army, Navy or Air Force is ordered to active duty for an annual training period and/or civil disturbance, the Company will pay the difference between Service Pay and Company Pay for a period not to exceed three (3) weeks in any one calendar year; payment to be based on the employee’s current hourly rate.

ARTICLE 8. SAFETY & HEALTH

The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of their employment. Protective devices, wearing apparel, and other equipment necessary to properly protect employees from injury shall be provided by the Company in accordance with practices now prevailing in the plant or as such practices may be improved from time to time by the Company, such as goggles, gas masks, face shield, respirators, special purpose gloves, and fireproof, waterproof and acid-proof protective clothing. If an employee’s prescription safety glasses are damaged while performing their job duties, the Company will replace damaged lenses at our cost. It is understood and agreed that the provision of this Section shall be construed to be merely a statement of general intent and confers no rights beyond the use of the regular grievance procedure. The Company encourages the officers and stewards of any process to bring to the attention of the area supervisor any unsafe condition or practice that is contrary to sound, common sense safety practice.

The Company will pay the cost of prescription safety lenses and frames for each employee, one instance during the term of the agreement. Two additional pair of lenses, due to a prescription change, will be paid by the Company during the term of the agreement when purchased through the Company.

The Company will exchange damaged non-prescription glasses at no cost.

8.1.1 For the contract extension (March 1, 2009 – February 29, 2013) the company will pay the cost of prescription safety lenses and frames for each employee, one instance during the term of the agreement. Two additional pair of lenses, due to a prescription change, will be paid by the Company during the term of the contract extension when purchased through the Company.

8.2 A Union Safety Committee comprised of two (2) representatives from the Union shall meet with the Company safety representatives on the third (3rd) Friday of each month to discuss and review safety related problems and will participate in conducting monthly plant safety tours of the Ripon facility. During these time periods the Union representatives will be paid their hourly rate.

ARTICLE 9. VACATIONS

9.1 Each employee who on any July 1 following the effective date of this Agreement shall be entitled to a vacation with pay as follows:

1 year but less than 3 years	- 40 hours
3 years but less than 8 years	- 80 hours
8 years but less than 16 years	- 120 hours
16 years but less than 17 years	- 128 hours
17 years but less than 18 years	- 136 hours
18 years but less than 19 years	- 144 hours
19 years but less than 20 years	- 152 hours
20 years but less than 21 years	- 160 hours
21 years but less than 22 years	- 168 hours
22 years but less than 23 years	- 176 hours
23 years but less than 24 years	- 184 hours
24 years but less than 25 years	- 192 hours
25 years but less than 30 years	- 200 hours
30 years or more	- 208 hours

For the purpose of vacation entitlement:

Employees, whose anniversary falls in July, August or September, will be considered as having a full year of service by July 1 of the following year.

Vacation pay will be paid at the rate of 2.1% of the previous year’s earnings excluding awards (Alliance Laundry Systems LLC gross earnings less awards but including A&S and Worker’s Compensation weekly benefits) for each 40 hours vacation.

9.2 Employees quitting or discharged prior to July 1 or employees on layoff that have not worked for the Company during a vacation year shall not be considered as “qualifying” for vacation pay purposes.

Vacation checks for all earned vacation will be issued in one of the following methods:

(a)	As a lump sum payment, paid at the beginning of the vacation year

(b)	As quarterly installments in amounts as designated by the employee

(c)	As the employee takes their vacation time

The employee’s selection of vacation payment must be indicated on the vacation preference slip. Vacation not taken will be paid at the end of the vacation year.

Lump sum or quarterly distributions will be paid on the first full pay period following the beginning of a calendar quarter. If that pay period falls on a scheduled vacation shutdown week, the distribution will be paid on the pay period immediately prior to the vacation shutdown.

The Company will allocate all vacation pay to any vacation time that is approved by management for unemployment purposes.

The vacation year will be from July 1 to June 30. Vacation time will not be carried over into the following vacation year.

9.3 The Company will close the plant for one to two full weeks for vacation, of which one will be between April 1 and November 30. One week will be scheduled between June 15th and September 1st. If a holiday(s) should fall within any vacation shutdown period the shutdown will be extended by an additional day(s). Notice of the vacation period(s) will be posted no later than April 1st.

Employees who are entitled to more than the posted vacation time will be given an opportunity to schedule their additional time in seniority order in each group no later than May 1st.

A maximum of five (5) days may be scheduled as single days of vacation no later than May 1st.

Vacation schedules will be posted no later than June 1.

9.4 Those eligible for vacation in excess of vacation shutdown will, so far as possible, be granted the additional vacation at a time most desired by the employee. The Company will grant the additional vacation time by seniority insofar as the efficient and orderly operation of the plant will permit provided the employee schedules such vacation in order of seniority prior to May 1st.

When an employee schedules their vacation it must be taken as scheduled. Rescheduling of vacation by the Company may be necessary to meet production requirements. The Company will avoid where practicable the rescheduling of such vacation when to do so would seriously inconvenience the employee.

No qualified employee will be refused the additional vacation time to which employee is entitled, but the final right to allotment of the vacation period is reserved by the Company in order to insure the efficient and orderly operation of the plant.

9.5 In the event of death of any employee, the beneficiary will receive in addition to insurance, a check from the Company for pro rata share of earned vacation.

9.6 In the event of retirement of any employee 62 years of age or older or termination because of disability, the employee will receive a check from the Company for pro rata share of vacation. This paragraph also applies to employees, age 55 or older, with at least twenty (20) years of continuous Company service.

ARTICLE 10. HOLIDAYS

10.1 The following days are designated as holidays under this Agreement:

New Year’s Day

Good Friday

Monday after Easter

Memorial Day

Fourth of July

Labor Day

Thanksgiving Day

The Friday after Thanksgiving

Day before Christmas

Christmas Day

Day before New Years

During the term of this agreement, the Monday after Easter will be designated as a floating holiday. The floating holiday will change only if designated prior to the start of each vacation year based on mutual agreement between the Union and the Company.

10.2 When any of the above holidays occur or are celebrated Monday through Friday, such holidays shall be considered as a day worked for the purpose of computing weekly overtime. This does not apply to probationary employees.

10.3 The work performed on these days by employees shall be paid double time. Premium and overtime pay cannot be pyramided.

10.4 Payment for holidays under this Section will be on the basis of eight (8) hours pay at the employee’s hourly rate.

10.5 In order to qualify for holiday pay, an employee must have completed the probationary period and worked their last complete scheduled work shift preceding the holiday and their first complete scheduled work shift following the holiday. Employees on indefinite layoff or any kind of leave of absence, except jury duty, paid death in family absence, subpoena to court, and Union business absence with prior Company approval, shall be ineligible for holiday pay. The Company will also pay holiday pay when an employee is granted time off for an excusable emergency.

If a holiday falls during an employee’s scheduled vacation period the holiday will not be counted as a vacation day.

If a holiday falls during physical inventory, the company will not deny holiday pay for employees not scheduled to work, provided they have otherwise qualified for the holiday pay.

Employees on medical leave will receive holiday pay for all holidays celebrated by the Company within the first thirty calendar days of their medical leave.

ARTICLE 11. MANAGEMENT

11.1 The management of the plant, plant operations and the direction of the working force, including the right to introduce new products, machinery, operations and methods, the right to hire, suspend, discipline or discharge for proper cause, to transfer employees from duty for lack of work or other legitimate reasons, the right to determine production schedules and assign the work of the employees, shall reside in the Company and the Company retains all other rights or functions of management, subject only to such restrictions governing the exercise of these rights as are specifically provided in this Agreement.

The foregoing management functions shall not be used in a discriminatory manner against any employee and nothing herein shall be construed to confer on the Company the right to insist on inherently unhealthy or dangerous working conditions nor to impose unreasonable or excessive work loads.

11.2 Salaried personnel shall not be permitted to do direct production work greater than two times per week not to exceed 10 minutes per day, except in case of relief, experimental, instruction or emergency work.

ARTICLE 12. GUARANTEE OF JOBS

For the contract ending February 28, 2009 only, the Company guarantees that it will maintain an employment level of not less than 630 full-time hourly employees, except that this guarantee does not apply to loss of employment caused by sales fluctuations, inventory adjustments, or conditions beyond the reasonable control of the Company.

12.2 For the contract extension ending February 29th, 2013 only, the Company guarantees that it will maintain an employment level of not less than 630 full-time hourly employees, except that this guarantee does not apply to loss of employment caused by sales fluctuations, inventory adjustments, or conditions beyond the reasonable control of the Company.

12.3 Any additions and/or extensions to the existing contract, under the terms agreed upon, is contingent on the company starting to secure additional jobs for the Ripon facility and issuing a press release to confirm. If this contingency is not met, there will be no contract additions and/or extension, and the terms of the current contract will remain in effect through February 28th, 2009.

12.4 A one-time payment in the gross amount of $1000 shall be made in January 2006 to each employee who meets all of the following conditions: (a) the employee has seniority as of September 28, 2005 or is on the local 1327 Seniority list dated 9/22/2005; and (b) the employee is either not on layoff status or was placed on layoff status effective June 1, 2005 or later; and (c) the employee is not suspended, has not quit or been terminated for just cause prior to January 1, 2006.

ARTICLE 13. GROUP BENEFIT PLANS

13.1 Pension and Savings Investment Plan

The Company and the Union agree that the Pension Plan and Savings Investment Plan, as described in the Benefit Summary Plan Description booklets issued to the employees, and all subsequent negotiated improvements, shall remain in effect during the term of this Agreement.

During the term of this agreement, employees retiring with at least twenty-five (25) years of seniority and are age 62 up to age 65 will receive a one-time lump sum payment of $1,000.

Pension Benefit:

March 1, 2004 - $20.00 X years of benefit credit

January 1, 2005 - $20.00 X years of benefit credit

January 1, 2006 - $20.00 X years of benefit credit

January 1, 2007 - $20.00 X years of benefit credit

January 1, 2008 - $20.00 X years of benefit credit

ALCAP - Contingent upon Fidelity approval, pre-tax contributions up to the maximum allowable by current law. The Company will match 50 cents for each dollar contributed. The maximum Company contribution is 3 % of wages.

ALCAP - Effective January 1, 1999 the Company will contribute  1/2 % of an employee’s annual wage into the Alliance Capital Appreciation Program per the plan design.

13.1 (T1-T2) Pension and Savings Investment Plan

The Company and the Union agree that the Pension Plan and Savings Investment Plan, as described in the Benefit Summary Plan Description booklets issued to the employees, and all subsequent negotiated improvements, shall remain in effect during the term of this Agreement.

During the term of this agreement, employees retiring with at least twenty-five (25) years of seniority and are age 62 up to age 65 will receive a one-time lump sum payment of $1,000.

Pension Benefit:

January 1, 2009 - $20.00 X years of benefit credit

January 1, 2010 - $20.00 X years of benefit credit

January 1, 2011 - $20.00 X years of benefit credit

January 1, 2012 - $20.00 X years of benefit credit

ALCAP - Contingent upon Fidelity approval, pre-tax contributions up to the maximum allowable by current law. The Company will match 50 cents for each dollar contributed. The maximum Company contribution is 3 % of wages.

ALCAP - Effective January 1, 1999 the Company will contribute  1/2 % of an employee’s annual wage into the Alliance Capital Appreciation Program per the plan design.

13.1 (T3) Savings Investment Plan

Tier 3 employees whose original hire date is after January 1, 2006 do not qualify for pension benefits, however do qualify for ALCAP.

ALCAP – Contingent upon Fidelity approval, pre-tax contributions up to the maximum allowable by current law. The Company will match 50 cents for each dollar contributed. The maximum Company contribution is 3% of wages.

ALCAP – Effective January 1, 1999 the company will contribute  1/2 % of an employee’s annual wage into the Alliance Capital Appreciation Program per the plan design.

13.2 Life and Disability Plans

Basic Life Coverage

The benefit for Basic Life Coverage for the length of this contract is $25,000.

Buy up options: of $20K, $40K, $60K

Accidental Death & Dismemberment

The benefit for Accidental Death & Dismemberment for the length of this contract is $25,000.

Buy up options: of $20K, $40K, $60K

Accident & Sickness Benefit

The Accident & Sickness Benefit for the length of this contract is $325 per week, up to a maximum of twenty-six (26) weeks.

Company Funded Long Term Disability

Base plan: 50% on monthly earnings

Benefit duration: 5 years, 2 years original occupation

Buy up option available

Employee Optional Critical Illness Plan

Options available for employee, spouse and children

Employee Optional Vision Plan

Employee Optional Long Term Care

Subject to 10% of eligible employees

In the course of administering the life, AD&D, LTD, A&S and optional insurance plans, if it should become necessary to change carriers the Company will provide prior notification to the Union. Any change in plan administration will not reduce the level of plan coverage and service area as outlined in the plan documents, during the term of this agreement.

All insurances are subject to the specific terms and condition dictated by the chosen carrier.

13.2.1 Life and Disability Plans

Basic life coverage

Not withstanding Article 13.2 , for the contract extension (March 1, 2009 – February 29, 2013) the benefit for Basic Life Coverage is $30,000.

Buy up options: of $20K, $40K, $60K

Accidental Death and Dismemberment

Not withstanding Article 13.2, for the contract extension (March 1, 2009 – February 29, 2013) the benefit for Accidental Death and Dismemberment is $30,000.

Buy up options: $20K, $40K, $60K

13.3 Medical Plan Coverage

Coverage and plan details are as stated in the appropriate Summary Plan Description or Certificate of Coverage.

Employees shall contribute, via payroll deduction, towards the cost of medical coverage.

Current payroll contributions through June 30, 2004 are as follows:

Single Plan Premium	employee contribution	$2.77 per week
Family Plan Premium	employee contribution	$8.03 per week

9 % of Plan Premium effective July 1, 2004

Single Plan Premium	$2,685/year	employee contribution	$4.65 per week
Family Plan Premium	$7,787/year	employee contribution	$13.48 per week

10 % of Plan Premium effective January 1, 2005

Single Plan Premium	$2,563/year	employee contribution	$4.93 per week	*
Family Plan Premium	$7,433/year	employee contribution	$14.29 per week	*

11 % of Plan Premium effective January 1, 2006

Single Plan Premium	$2,691/year	employee contribution	$5.69 per week	*
Family Plan Premium	$7,805/year	employee contribution	$16.51 per week	*

12 % of Plan Premium effective January 1, 2007

Single Plan Premium	$2,826/year	employee contribution	$6.52 per week	*
Family Plan Premium	$8,195/year	employee contribution	$18.91 per week	*

13 % of Plan Premium effective January 1, 2008

Single Plan Premium	$2,967/year	employee contribution	$7.42 per week	*
Family Plan Premium	$8,605/year	employee contribution	$21.51 per week	*

*	Based on 5% increase in medical premiums from Network Health quoted rates based on plan design of 1/05 - 1/09. This is a maximum cost per week. Employees will pay the lesser of the actual or maximum costs.

Eligibility for Initial Enrollment - First Monday following completion of the probationary employment period.

Dependents - Spouse and unmarried dependent children through calendar year age 19; unmarried full-time student through the month when they cease to be a student or to age 23 whichever occurs first. A full-time student is defined as a dependent carrying a minimum of 12 credits.

State Mandated Benefits - All applicable State mandated benefits are included.

Retirement Extension - Company paid through the end of the month in which the employee retires or as applicable under the provisions of Article 13.8.

Birthday Rule - Determination of primary payor of plan benefits for dependent children based on the birthdays of the payors. The payor whose birthday occurs first during the calendar year, regardless of the birth year, shall have primary responsibility for coverage.

Company funded Health Care Reimbursement Account (HRA)

•	$750 annual installment for single or;
•	$1,500 annual installment for family

The HRA provision can not be altered without the mutual consent of the Union and the Company.

Plan Provisions 7/1/04 - 12/31/04	In Plan (single/family)	Out of Plan (single/family)
Payment order Step 1—1st Deductible Step 2 – HRA Step 3 – 2nd Deductible	$125 / $250 HRA $0 / $0	$250 / $500 HRA $500 / $1,000
Step 4 – Coinsurance	90% Company / 10% Employee	70% Company / 30% Employee
• Employee Deductible Total of Steps 1, 2, 3	$125 / $250	$750 / $1,500
• Max Out of Pocket	$250/ $500	$1,000 / $2,000
• Life time max	$1,000,000 / year $2,000,000 / lifetime	$1,000,000 / year $2,000,000 / lifetime
• Prescription Drug Plan	$5.00 / $15.00 / $30.00	$5.00 / $15.00 / $30.00

Note: The above is only relevant for 7/1/04 – 12/31/04 and includes a full year HRA contribution

Plan Provisions 1/1/05 - 2/28/09	In Plan (single/family)	Out of Plan (single/family)
Payment order Step 1—1st Deductible Step 2 – HRA Step 3 – 2nd deductible	$250 / $500 HRA $500 / $1,000	$500 / $1,000 HRA $1,750 / $3,500
Step 4 – Coinsurance	90% Company / 10% Employee	70% Company / 30% Employee
• Max Out of Pocket	$2,000/ $4,000	$4,000 / $8,000
• Life Time Max	$1,000,000 / year $2,000,000 / lifetime	$1,000,000 / year $2,000,000 / lifetime
• Prescription Drug Plan	$5.00 / $15.00 / $30.00	$5.00 / $15.00 / $30.00

The Summary Plan Description or Certificate of Coverage will take precedence for plan definitions.

In the course of administering the health care plan if it should become necessary to change carriers the Company will provide prior notification to the Union. Any change in plan administration will not reduce the level of plan coverage and service area as outlined in the plan documents, during the term of this agreement.

13.3.1 (T1-T2) Medical Plan Coverage

Coverage and plan details are as stated in the appropriate Summary Plan Description or Certificate of Coverage.

Employees shall contribute, via payroll deduction, towards the cost of medical coverage.

13 % of Plan Premium effective January 1, 2009

Single Plan Premium	$3,115/year	employee contribution	$7.79 per week
Family Plan Premium	$9,035/year	employee contribution	$22.59 per week

13 % of Plan Premium effective January 1, 2010

Single Plan Premium	$3,271/year	employee contribution	$8.18 per week	*
Family Plan Premium	$9,487/year	employee contribution	$23.72 per week	*

14 % of Plan Premium effective January 1, 2011

Single Plan Premium	$3,435/year	employee contribution	$9.25 per week	*
Family Plan Premium	$9,961/year	employee contribution	$26.82 per week	*

15 % of Plan Premium effective January 1, 2012

Single Plan Premium	$3,607/year	employee contribution	$10.40 per week	*
Family Plan Premium	$10,459/yr	employee contribution	$30.17 per week	*

*	Based on 5% increase in medical premiums from Network Health quoted rates based on plan design of 1/05 - 1/09. This is a maximum cost per week. Employees will pay the lesser of the actual or maximum costs.

Eligibility for Initial Enrollment - First Monday following completion of the probationary employment period.

Dependents - Spouse and unmarried dependent children through calendar year age 19; unmarried full-time student through the month when they cease to be a student or to age 23 whichever occurs first. A full-time student is defined as a dependent carrying a minimum of 12 credits.

State Mandated Benefits - All applicable State mandated benefits are included.

Retirement Extension - Company paid through the end of the month in which the employee retires or as applicable under the provisions of Article 13.8.

Birthday Rule - Determination of primary payor of plan benefits for dependent children based on the birthdays of the payors. The payor whose birthday occurs first during the calendar year, regardless of the birth year, shall have primary responsibility for coverage.

Company funded Health Care Reimbursement Account (HRA)

$750 annual installment for single or;

$1,500 annual installment for family

The HRA provision can not be altered without the mutual consent of the Union and the Company.

Plan Provisions 1/1/05 - 2/28/09	In Plan (single/family)	Out of Plan (single/family)
Payment order Step 1 - 1st Deductible Step 2 – HRA Step 3 – 2nd deductible	$250 / $500 HRA $500 / $1,000	$500 / $1,000 HRA $1,750 / $3,500
Step 4 – Coinsurance	90% Company / 10% Employee	70% Company / 30% Employee
• Max Out of Pocket	$2,000/ $4,000	$4,000 / $8,000
• Life Time Max	$1,000,000 / year $2,000,000 / lifetime	$1,000,000 / year $2,000,000 / lifetime
• Prescription Drug Plan	$5.00 / $15.00 / $30.00	$5.00 / $15.00 / $30.00

The Summary Plan Description or Certificate of Coverage will take precedence for plan definitions.

In the course of administering the health care plan if it should become necessary to change carriers the Company will provide prior notification to the Union. Any change in plan administration will not reduce the level of plan coverage and service area as outlined in the plan documents, during the term of this agreement.

3.3.1 (T3) Medical Plan Coverage

Coverage and plan details are as stated in the appropriate Summary Plan Description or Certificate of Coverage.

Employees shall contribute, via payroll deduction, towards the cost of medical coverage.

20 % of Plan Premium effective January 1, 2006

20 % of Plan Premium effective January 1, 2007

20 % of Plan Premium effective January 1, 2008

20 % of Plan Premium effective January 1, 2009

20 % of Plan Premium effective January 1, 2010

20 % of Plan Premium effective January 1, 2011

20 % of Plan Premium effective January 1, 2012

Eligibility for Initial Enrollment - First Monday following completion of the probationary employment period.

Dependents - Spouse and unmarried dependent children through calendar year age 19; unmarried full-time student through the month when they cease to be a student or to age 23 whichever occurs first. A full-time student is defined as a dependent carrying a minimum of 12 credits.

State Mandated Benefits - All applicable State mandated benefits are included.

Retirement Extension - Company paid through the end of the month in which the employee retires or as applicable under the provisions of Article 13.8.

Birthday Rule - Determination of primary payor of plan benefits for dependent children based on the birthdays of the payors. The payor whose birthday occurs first during the calendar year, regardless of the birth year, shall have primary responsibility for coverage.

Company funded Health Care Reimbursement Account (HRA)

$750 annual installment for single or;

$1,500 annual installment for family

The HRA provision can not be altered without the mutual consent of the Union and the Company.

Plan Provisions 1/1/05 - 2/28/09	In Plan (single/family)	Out of Plan (single/family)
Payment order Step 1 - 1st Deductible Step 2 – HRA Step 3 – 2nd deductible	$250 / $500 HRA $500 / $1,000	$500 / $1,000 HRA $1,750 / $3,500
Step 4 – Coinsurance	90% Company / 10% Employee	70% Company / 30% Employee
• Max Out of Pocket	$2,000/ $4,000	$4,000 / $8,000
• Life Time Max	$1,000,000 / year $2,000,000 / lifetime	$1,000,000 / year $2,000,000 / lifetime
• Prescription Drug Plan	$5.00 / $15.00 / $30.00	$5.00 / $15.00 / $30.00

The Summary Plan Description or Certificate of Coverage will take precedence for plan definitions.

In the course of administering the health care plan if it should become necessary to change carriers the Company will provide prior notification to the Union. Any change in plan administration will not reduce the level of plan coverage and service area as outlined in the plan documents, during the term of this agreement.

13.4 Dental Plan

Coverage under the dental plan is as follows. Co-insurance is based on reasonable and customary charges.

Annual Deductible.	Single, $50 – Family, $150
Annual Benefit Max	$1,250 per covered individual
Preventive Care - 2 visits per calendar year.	100%

Deductible waived for first two exams, oral prophylaxis, and bitewing X-rays each calendar year.

Deductible waived for first full mouth X-ray in a 36-month period.

Deductible waived for covered individuals under age 16 for fluoride treatment each calendar year.

Deductible waived for covered individuals under age 16 for space maintainers.

Deductible waived for covered individuals under age 14 for first pit and fissure sealants on permanent molars in 48 months.

Basic Care	80%
Major Care	50%

Excludes Oral Surgery Covered by the Medical Plan

Orthodontics - covered individuals under age 19          50% with $1500 Lifetime Maximum

Through June 30, 2004, the contribution for dental coverage will be as follows:

Single	Employee contribution	$0.34 per week	*
Family	Employee contribution	$1.09 per week	*

*	Based on projections from Delta Dental. This is a maximum cost per week. Employees will pay the lesser of actual or projected cost.

9% of Plan Premium effective July 1, 2004

Single	$265/year	Employee contribution	$0.46 per week
Family	$853/year	Employee contribution	$1.48 per week

10% of 2005 Plan Premium effective January 1, 2005

11% of 2006 Plan Premium effective January 1, 2006

12% of 2007 Plan Premium effective January 1, 2007

13% of 2008 Plan Premium effective January 1, 2008

Delta Dental establishes the premium rates every year based on utilization of the dental insurance. Based on the utilization, the premium could increase or decrease every year. The employee contribution rate (see above) will be based on that actual premium rate, set at the beginning of every year.

Dental Plan Administration - Dental plan benefits are currently administered for Alliance Laundry Systems LLC by Delta Dental Plan of Wisconsin.

If in the course of administering the dental plan it should become necessary to change carriers, the Company will provide prior notification to the Union. Any change in plan administration will not reduce the level of plan coverage, as outlined in the plan documents, during the term of the Agreement.

13.4.1 (T1-T2) Dental Plan

Coverage under the dental plan is as follows. Co-insurance is based on reasonable and customary charges.

Annual Deductible.	Single, $50 – Family, $150
Annual Benefit Max	$1,250 per covered individual
Preventive Care - 2 visits per calendar year.	100%

Deductible waived for first two exams, oral prophylaxis, and bitewing X-rays each calendar year.

Deductible waived for first full mouth X-ray in a 36-month period.

Deductible waived for covered individuals under age 16 for fluoride treatment each calendar year.

Deductible waived for covered individuals under age 16 for space maintainers.

Deductible waived for covered individuals under age 14 for first pit and fissure sealants on permanent molars in 48 months.

Basic Care.	80%
Major Care.	50%

Excludes Oral Surgery Covered by the Medical Plan

Orthodontics - covered individuals under age 19          50% with $1500 Lifetime Maximum

13% of Plan Premium effective January 1, 2009

13% of Plan Premium effective January 1, 2010

14% of Plan Premium effective January 1, 2011

15% of Plan Premium effective January 1, 2012

Delta Dental establishes the premium rates every year based on utilization of the dental insurance. Based on the utilization, the premium could increase or decrease every year. The employee contribution rate (see above) will be based on that actual premium rate, set at the beginning of every year.

Dental Plan Administration - Dental plan benefits are currently administered for Alliance Laundry Systems LLC by Delta Dental Plan of Wisconsin.

If in the course of administering the dental plan it should become necessary to change carriers, the Company will provide prior notification to the Union. Any change in plan administration will not reduce the level of plan coverage, as outlined in the plan documents, during the term of the Agreement.

13.4.1(T3) Dental Plan

Coverage under the dental plan is as follows. Co-insurance is based on reasonable and customary charges.

Annual Deductible.	Single, $50 – Family, $150
Annual Benefit Max	$1,250 per covered individual
Preventive Care - 2 visits per calendar year.	100%

Deductible waived for first two exams, oral prophylaxis, and bitewing X-rays each calendar year.

Deductible waived for first full mouth X-ray in a 36-month period.

Deductible waived for covered individuals under age 16 for fluoride treatment each calendar year.

Deductible waived for covered individuals under age 16 for space maintainers.

Deductible waived for covered individuals under age 14 for first pit and fissure sealants on permanent molars in 48 months.

Basic Care.	80%
Major Care.	50%

Excludes Oral Surgery Covered by the Medical Plan

Orthodontics - covered individuals under age 19          50% with $1500 Lifetime Maximum

Through January 2012 the contribution for dental coverage will be as follows:

20% of Plan Premium effective January 1, 2006

20% of Plan Premium effective January 1, 2007

20% of Plan Premium effective January 1, 2008

20% of Plan Premium effective January 1, 2009

20% of Plan Premium effective January 1, 2010

20% of Plan Premium effective January 1, 2011

20% of Plan Premium effective January 1, 2012

Delta Dental establishes the premium rates every year based on utilization of the dental insurance. Based on the utilization, the premium could increase or decrease every year. The employee contribution rate (see above) will be based on that actual premium rate, set at the beginning of every year.

Dental Plan Administration - Dental plan benefits are currently administered for Alliance Laundry Systems LLC by Delta Dental Plan of Wisconsin.

If in the course of administering the dental plan it should become necessary to change carriers, the Company will provide prior notification to the Union.

Any change in plan administration will not reduce the level of plan coverage, as outlined in the plan documents, during the term of the Agreement.

13.5 Laid-off employees will be covered by Medical, Dental, Life and A&S benefits immediately upon return to work.

13.6 Accident & Sickness benefits will commence on the fourth (4) day lost from work due to illness or injury. If absence is due to hospitalization or outpatient surgery, benefits will begin on the first day of absence.

13.7 Accident & Sickness weekly benefits will be paid in addition to the employee’s holiday(s) and vacation pay which the employee may receive during their period of disability.

13.8 Employees who retire from the active payroll or from an approved medical leave of absence while still participating in the group medical coverage, who have at least ten (10) years of seniority and are sixty-two (62) years old or older, may remain on the Company’s group medical program provided the employee pays the full cost of coverage in the form of a monthly premium. Coverage payments must be submitted to the Human Resource Office by the first of each month.

Employees who retire from the active payroll or from an approved medical leave of absence while still participating in the group medical coverage, who have at least twenty-five (25) years of seniority and are sixty-two (62) years old or older, may elect to retire and will remain on the Company’s group medical program on a company paid basis with contributions as calculated in the following paragraph.

For calendar year 1995 and for subsequent years, the Company’s contribution toward the cost of medical coverage for employees retiring under the above provision will not exceed the Company’s contribution, which will be calculated on the basis of experience in calendar year 1994. This limitation shall not apply to any retiree whose retirement date is prior to January 1, 1995.

The group medical retiree program will terminate at the end of the month in which the retired employee reaches the age of sixty-five (65).

13.9 New employees will be covered under paragraphs 13.2 through 13.7 beginning the first Monday following completion of the probationary period.

13.10 Coverage (except A&S) under this plan shall be continued for employees laid off until the end of the month following the month in which the layoff occurs.

13.11 Employees who are on sick leave of absence will be covered not more than six months from date of leave. This clause does not apply to employees on Worker’s Compensation.

13.12 Terminated employees benefit coverage will cease the day of termination; or if grieved, upon the final outcome of the grievance procedure.

13.13 Regular group benefit plan coverage will be continued for those persons absent from work and receiving payment for such time as outlined in Articles 2.9, 7.2, 9.4 and 14.2.

13.14 Coverage requirements (COBRA) established by laws apply to health benefits for employees in the bargaining unit.

13.15 If both husband and wife are eligible for coverage as employee of the employer (Alliance Laundry Systems LLC), only one may apply for family medical and family dental coverage.

13.16 Effective July 1, 1996, a Flexible Benefit Voucher Plan will be offered to allow eligible employees to contribute on a pre-tax basis to a medical and/or dependent care account. Eligibility to enroll in the plan shall commence the first Monday following completion of the probationary period. Contribution amounts and details of the plan are as stated in the Summary Plan Description.

ARTICLE 14. GENERAL

14.1 Any employee appointed or elected to a full time position with the United Steelworkers of America will be granted a leave of absence for one (1) year. Such leave may be extended by mutual agreement to a maximum of two (2) years. Any employee elected to the Wisconsin State Legislature or Congress of the United States will be granted a leave of absence for two (2) years. Such leave may be extended by mutual agreement to a maximum of four (4) years. Company benefits will be suspended with the exception of the Pension Plan and Savings & Investment Plan. The employee may remain in these plans but will accumulate no years of benefit credit or years of service nor make any contribution while on leave.

No more than two (2) employees at any one time will be granted leave of absence under the terms of the preceding paragraph. Upon termination of leave of absence under the terms of the preceding paragraph, the employee will be restored to their former position or to a similar one of like seniority status and pay unless the Company’s circumstances have changed as to make it impossible or unreasonable to do so.

14.2 Union officers and members will be granted reasonable leaves of absence, without pay, to attend Union schools, work for the International Union,

etc., upon due advance notice to the Company in writing and provided the Company’s production requirements are not impaired. The same provisions will apply for occasional and reasonable short absences from the plant on Union business.

No more than eight (8) persons will be allowed leaves under this section at any one time. The Union must request such leaves in writing as much in advance as possible.

14.3 The Company may grant an employee an unpaid leave of absence for up to thirty (30) calendar days for emergencies or other urgent reasons. Requests must be submitted in writing prior to leave of absence. Such leave of absence must not interfere with the efficient operation of their department. Company benefits will be suspended after four (4) weeks. Benefits will be restored the day the employee returns to work.

A leave of absence may be extended for an additional period of up to thirty (30) calendar days if the reason is acceptable. The employee must request the extension in writing before the initial leave expires. Benefits will be restored the day the employee returns to work.

The Union will be notified in writing of all leaves of absence granted under this section.

14.4 An award or awards made in the arbitration stage of the grievance procedure involving a grievance predicated upon a past practice or practice in and of itself shall be limited, as regards any retroactive-active settlement, to the date on which the grievance was presented in writing to the Company.

14.5 The Union recognizes the responsibilities imposed upon it as the exclusive collective bargaining agent for the production and maintenance employees and realizes that in order for the Company to provide maximum opportunities and continued employment, good working conditions, and better than average wages, the Company must be in a strong market position, which means that it must produce at the lowest possible cost consistent with fair labor standards.

The Union, therefore, agrees that it will cooperate with the Company and support its efforts to assure a fair day’s work on the part of its members and that it will actively combat absenteeism and other practices, which restrict production. It further agrees that it will support the Company in its efforts to increase productivity, eliminate waste, conserve materials and supplies, improve the quality and quantity of workmanship, prevent accidents and strengthen the good will between employer, employees, and the customers.

14.6 The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter within the reasonable contemplation of the parties not removed by the law from the area of collective bargaining and that the understandings and agreements, including all prior letters of understandings and statements of intent, arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter within the reasonable contemplation of the parties not specifically referred to or covered in this Agreement. Nothing herein, however, shall nullify or limit the obligation of the Company to bargain collectively as to the introduction into the plant of any products previously foreign to the operation of the plant or extensively new conditions.

14.7 The Company will endeavor to keep as much work as practicable in the plant, taking into account competitive conditions. The Company will involve the Union in sub-contract decisions in sufficient time to allow the Union to propose alternative solutions. The parties agree that impending downsizing requires reasonable efforts by both parties to keep as much work as possible in-house.

14.7.1 The Company will notify the Union, whenever possible, of work being performed in the plant by sub-contractors.

14.8 The Company will give the Union as much notice as possible of any major transfer or move.

14.9 No agreement, understanding, alteration or variation of the agreements, terms, provisions, covenants, or conditions contained herein shall bind parties hereto unless made and executed in writing by the parties hereto.

14.10 It is understood and agreed to by both the Company and the Union that time spent in negotiating or drawing up a new or amended contract shall not be reimbursable by the Company.

ARTICLE 15. WAGE SCHEDULES

The wage rates to be paid during the term of this Agreement are set forth in Appendix A and B – Pay Structure, attached hereto and incorporated herein.

15.2 The wage rates to be paid during the term of this Agreement are set forth in Appendix C – Pay Structure, attached hereto and incorporated herein.

ARTICLE 16. TERMINATION DATE AND FUTURE CONFERENCES

This contract is to remain in effect through February 28, 2009, and will run from year to year thereafter unless opened by either party sixty (60) to ninety (90) days prior to February 28, 2009 or each February 28th thereafter.

16.2 Not withstanding article 16, this contract extension is to remain in effect from March 1, 2009 - February 29, 2013, and will run from year to year thereafter unless opened by either party sixty (60) to ninety (90) days prior to February 29, 2013 or each February 28th thereafter.

APPENDIX A - PAY STRUCTURE

Pay Steps	Hourly Rate 1/2/03	3.0% Increase	Hourly Rate 3/1/04	2.0% Increase	Hourly Rate 1/1/05	2.0% Increase	Hourly Rate 1/1/06	2.0% Increase	Hourly Rate 1/1/07	2.0% Increase	Hourly Rate 1/1/08
1	$14.02	$0.42	$14.44	$0.29	$14.73	$0.29	$15.02	$0.30	$15.32	$0.31	$15.63
2	$14.26	$0.43	$14.69	$0.29	$14.98	$0.30	$15.28	$0.31	$15.59	$0.31	$15.90
3	$14.52	$0.44	$14.96	$0.30	$15.26	$0.31	$15.57	$0.31	$15.88	$0.32	$16.20
4	$14.78	$0.44	$15.22	$0.30	$15.52	$0.31	$15.83	$0.32	$16.15	$0.32	$16.47
5	$15.03	$0.45	$15.48	$0.31	$15.79	$0.32	$16.11	$0.32	$16.43	$0.33	$16.76
6	$15.28	$0.46	$15.74	$0.31	$16.05	$0.32	$16.37	$0.33	$16.70	$0.33	$17.03
7	$15.73	$0.47	$16.20	$0.32	$16.52	$0.33	$16.85	$0.34	$17.19	$0.34	$17.53
8	$16.12	$0.48	$16.60	$0.33	$16.93	$0.34	$17.27	$0.35	$17.62	$0.35	$17.97

APPENDIX A - PAY STRUCTURE (continued)

Pay Steps	Hourly Rate 1/2/03	3.0% Increase	Hourly Rate 3/1/04	2.0% Increase	Hourly Rate 1/1/05	2.0% Increase	Hourly Rate 1/1/06	2.0% Increase	Hourly Rate 1/1/07	2.0% Increase	Hourly Rate 1/1/08
9	$16.57	$0.50	$17.07	$0.34	$17.41	$0.35	$17.76	$0.36	$18.12	$0.36	$18.48
10	$17.07	$0.51	$17.58	$0.35	$17.93	$0.36	$18.29	$0.37	$18.66	$0.37	$19.03
11	$17.70	$0.53	$18.23	$0.36	$18.59	$0.37	$18.96	$0.38	$19.34	$0.39	$19.73
12	$18.35	$0.55	$18.90	$0.38	$19.28	$0.39	$19.67	$0.39	$20.06	$0.40	$20.46
13	$18.98	$0.57	$19.55	$0.39	$19.94	$0.40	$20.34	$0.41	$20.75	$0.42	$21.17
14	$19.36	$0.58	$19.94	$0.40	$20.34	$0.41	$20.75	$0.42	$21.17	$0.42	$21.59
15	$19.93	$0.60	$20.53	$0.41	$20.94	$0.42	$21.36	$0.43	$21.79	$0.44	$22.23

*	$0.18/hr for Flow Premium when applicable
**	Entry Rates: The starting rate will be 20% below the wage rate for the position hired into; individuals will progress in pay according to Article 2
***	$ 0.75 per hour lead pay

2

APPENDIX A for contract extension 3/1/09 – 2/29/13 - PAY STRUCTURE

Pay Steps	Hourly Rate 1/1/08	2.5% Increase	Hourly Rate 1/1/09	2.0% Increase	Hourly Rate 1/1/10	2.0% Increase	Hourly Rate 1/1/11	2.0% Increase	Hourly Rate 1/1/12
1	$15.63	$0.39	$16.02	$0.32	$16.34	$0.33	$16.67	$0.33	$17.00
2	$15.90	$0.40	$16.30	$0.33	$16.63	$0.33	$16.96	$0.34	$17.30
3	$16.20	$0.41	$16.61	$0.33	$16.94	$0.34	$17.28	$0.35	$17.63
4	$16.47	$0.41	$16.88	$0.34	$17.22	$0.34	$17.56	$0.35	$17.91
5	$16.76	$0.42	$17.18	$0.34	$17.52	$0.35	$17.87	$0.36	$18.23
6	$17.03	$0.43	$17.46	$0.35	$17.81	$0.36	$18.17	$0.36	$18.53
7	$17.53	$0.44	$17.97	$0.36	$18.33	$0.37	$18.70	$0.37	$19.07
8	$17.97	$0.45	$18.42	$0.37	$18.79	$0.38	$19.17	$0.38	$19.55

3

APPENDIX A for contract extension 3/1/09 – 2/29/13 - PAY STRUCTURE (continued)

9	$18.48	$0.46	18.94	$0.38	$19.32	$0.39	$19.71	$0.39	$20.10
10	$19.03	$0.48	$19.51	$0.39	$19.90	$0.40	$20.30	$0.41	$20.71
11	$19.73	$0.49	$20.22	$0.40	$20.62	$0.41	$21.03	$0.42	$21.45
12	$20.46	$0.51	$20.97	$0.42	$21.39	$0.43	$21.82	$0.44	$22.26
13	$21.17	$0.53	$21.70	$0.43	$22.13	$0.44	$22.57	$0.45	$23.02
14	$21.59	$0.54	$22.13	$0.44	$22.57	$0.45	$23.02	$0.46	$23.48
15	$22.23	$0.56	$22.79	$0.46	$23.25	$0.47	$23.72	$0.47	$24.19

*	$0.18/hr for Flow Premium when applicable
**	Entry Rates: The starting rates of pay will be according to Article 2
***	$ 0.75 per hour lead pay

4

APPENDIX B - PAY STRUCTURE

Pay Steps	Hourly Rate 3/1/04	2.0% Increase	Hourly Rate 1/1/05	2.0% Increase	Hourly Rate 1/1/06	2.0% Increase	Hourly Rate 1/1/07	2.0% Increase	Hourly Rate 1/1/08
1a	$10.27	$0.21	$10.48	$0.21	$10.69	$0.21	$10.90	$0.22	$11.12
2a	$10.50	$0.21	$10.71	$0.21	$10.92	$0.22	$11.14	$0.22	$11.36

*	$0.18/hr for Flow Premium when applicable
**	2nd tier employees will not be subject to article 2.4 and all references to the 80% starting pay and adjustment schedules

APPENDIX B for contract extension 3/1/09 – 2/29/13 - PAY STRUCTURE

Pay Steps	Hourly Rate 1/1/08	2.5% Increase	Hourly Rate 1/1/09	2.0% Increase	Hourly Rate 1/1/10	2.0% Increase	Hourly Rate 1/1/11	2.0% Increase	Hourly Rate 1/1/12
1a	$11.12	$0.28	$11.40	$0.23	$11.63	$0.23	$11.86	$0.24	$12.10
2a	$11.36	$0.28	$11.64	$0.23	$11.87	$0.24	$12.10	$0.24	$12.34

*	$0.18/hr for Flow Premium when applicable
**	2nd tier employees will not be subject to article 2.4 and all references to the 80% starting pay and adjustment schedules

5

APPENDIX C - PAY STRUCTURE

Pay Steps	Hourly Rate 1/1/06	2.0% Increase	Hourly Rate 1/1/07	2.0% Increase	Hourly Rate 1/1/08	2.5 % Increase	Hourly Rate 1/1/09	2.0% Increase	Hourly Rate 1/1/10	2.0% Increase	Hourly Rate 1/1/11	2.0% Increase	Hourly Rate 1/1/12
1c	$10.27	$0.21	$10.48	$0.21	$10.69	$0.27	$10.96	$0.22	$11.18	$0.22	$11.40	$0.23	$11.63
2c	$10.50	$0.21	$10.71	$0.21	$10.92	$0.27	$11.19	$0.22	$11.41	$0.23	$11.64	$0.23	$11.87
3c	$13.00	$0.26	$13.26	$0.27	$13.53	$0.34	$13.87	$0.28	$14.15	$0.28	$14.43	$0.29	$14.72
4c	$14.25	$0.29	$14.54	$0.29	$14.83	$0.37	$15.20	$.30	$15.50	$0.31	$15.81	$0.32	$16.13

6

APPENDIX C - PAY STRUCTURE (continued)

Pay Steps	Hourly Rate 1/1/06	2.0% Increase	Hourly Rate 1/1/07	2.0% Increase	Hourly Rate 1/1/08	2.5% Increase	Hourly Rate 1/1/09	2.0% Increase	Hourly Rate 1/1/10	2.0% Increase	Hourly Rate 1/1/11	2.0% Increase	Hourly Rate 1/1/12
16	$21.94	$0.44	$22.38	$0.45	$22.83	$0.57	$23.40	$0.47	$23.87	$0.48	$24.35	$0.49	$24.84
17	$22.94	$0.46	$23.40	$0.47	$23.87	$0.60	$24.47	$0.49	$24.96	$0.50	$25.46	$0.51	$25.97
18	$23.94	$0.48	$24.42	$0.49	$24.91	$0.62	$25.53	$0.51	$26.04	$0.52	$26.56	$0.53	$27.09
19			$25.44	$0.51	$25.95	$0.65	$26.60	$0.53	$27.13	$0.54	$27.67	$0.55	$28.22
20			$26.46	$0.53	$26.99	$0.67	$27.66	$0.55	$28.21	$0.56	$28.77	$0.58	$29.35
21			$27.48	$0.55	$28.03	$0.70	$28.73	$0.57	$29.30	$0.59	$29.89	$0.60	$30.49
22					$29.07	$0.73	$29.80	$0.60	$30.4	$0.61	$31.01	$0.62	$31.63
23					$30.11	$0.75	$30.86	$0.62	$31.48	$0.63	$32.11	$0.64	$32.75

*	$0.18/hr for Flow Premium when applicable
**	Entry Rates: The starting rates of pay will be according to Article 2
***	$ 0.75 per hour lead pay

7

Joint Labor / Management

Health and Wellness Team

1.	Joint Purpose

Alliance Laundry Systems LLC and the United Steelworkers of America Local 1327 have been working together since the 1992 negotiations to curb the trend of uncontrolled health care cost increases through the use of a joint Labor/Management Health Care Committee. The members of this committee have worked cooperatively toward attaining the common objective of maintaining high quality, comprehensive and cost effective health care for all Alliance Laundry Systems LLC employees.

A Joint Labor/Management Team will continue to function as part of the ongoing evolution of health awareness and health care issues for all Alliance Laundry Systems LLC employees and their families. In this manner the Company, Union and employees will be more capable of responding to health/wellness and health care issues.

2.	Committee Responsibilities

The following are some of the responsibilities of the Health Care Committee in achieving our joint objectives:

A.	Review, evaluate and monitor vendor performance from a cost, quality, and employee access perspective.

1.	Seeking corrective action from providers that fail to maintain required standards of performance.

2.	Advocating and supporting total quality initiatives from vendors and the physicians, clinics and hospitals they represent.

3.	Identifying options to ensure that employees have the ability to obtain needed medical services.

4.	Addressing issues relating to the effective administration of the plan(s), and the vendors’ customer relationship with Alliance Laundry Systems LLC.

B.	Working with the medical community to identify, evaluate and select the most effective preventive services available.

C.	Ensuring that Employee Assistance Programs are maintained as a proactive means of addressing employee health issues.

D.	Consulting with authorities in the field of health care and representatives for Labor, Government and the provider community to develop long range strategies to improve quality and cost effectiveness of health care for our employees.

The parties recognize that there are many complex issues involved in the area of Health Care. Therefore, in order to assure continuous progress toward mutual objectives, the parties have agreed to the appointment of an outside independent party to mediate conflicts that may arise as a result of the Committee’s efforts to carry out its responsibilities.

An Agreement on Cooperation in the

Workplace between Alliance Laundry Systems LLC and the

United Steelworkers of America Local 1327

1.	Joint Purpose

Alliance Laundry Systems LLC and the United Steelworkers of America Local 1327 have had a long, successful collective bargaining history. This mature, progressive working relationship has led to a Union/Management spirit of mutual respect and cooperation which in turn has been extremely beneficial to the employees who depend upon the leadership of the company and the union.

The vital growth of Alliance Laundry Systems’ Business depends on the competitiveness of our products and services. Only by competing successfully in the marketplace can we protect the security of all of us - Company, Union, employees and community. This is especially true in a constantly changing environment. We accept the requirements for dynamic change to accomplish continuous improvements in both quality and productivity in order to achieve world class competitiveness, while at the same time improving the quality of the work environment.

Alliance Laundry Systems LLC and The United Steelworkers of America Local 1327 recognize that only through greater cooperation in the workplace can we achieve our common objectives.

While endorsing the continuation of our collective bargaining relationship, the company and the union also join together in support of greater employee involvement toward our common objectives of achieving world class competitiveness, improving the quality of worklife and increasing the employment stability of the workforce.

The Company and the Union recognize that our objectives cannot be reached unless true cooperation exists. In fostering this process, communication, trust and respect for the dignity of the individual are absolutely essential. Just as the Union is concerned with the competitive problems of the Company, the Company is equally concerned regarding the employment stability of the workforce and in a safe and fulfilling work environment.

2.	Employment Stability

Our primary emphasis in striving to increase competitiveness and improve productivity is to achieve sustained growth and profitability, which will result in true job security. The job security concerns of all employees is recognized and is a priority for both union and management.

We have agreed that effective planning is required to provide employment stability and training in order to maximize development of, and utilization of, all our employees to develop a challenging and fulfilling working environment.

We have established an objective to use our growth strategies and attrition to protect employees from layoffs directly resulting from changes brought about by their involvement in our continuous improvement efforts, and will continually seek options that reduce the need for layoffs.

3.	Joint Labor/Management Steering Committee

In order to advance these mutual objectives, Alliance Laundry Systems LLC and the USWA have established a joint Labor/Management Steering Committee to guide and direct the process of designing and implementing work systems that will achieve those goals.

The joint Labor/Management Steering Committee will be comprised of equal members of management and incumbent local union officers to oversee the workplace cooperation process. The role of this leadership group is to communicate expectations and provide guidance by defining the future direction of the facility; developing guidelines and transition plans to implement this direction; and delivering resources to assist teams in continuous improvement. Some of the specific duties in fulfilling this role will include:

A.	Communicating regularly with senior management to ensure tie-in with Alliance Laundry Systems’ strategic direction.

B.	Providing an overall direction for the design of business processes that will help to achieve our objective of world class competitiveness.

C.	Providing resources and direction to facilitate the movement to the agreed to design. Assessing obstacles to implementation and developing strategies to overcome them.

D.	Developing guidelines and approving initiatives to ensure consistency in application and compliance with the labor agreement.

E.	Monitoring and coordinating the design and administration of any pay for skill plans to ensure consistency throughout the facility, adherence with the labor agreement, and tie-in with the attainment of operational goals.

F.	Maintaining communication channels to continually educate and inform all employees on changes in the workplace, the competitive environment, and the quality of the work environment.

G.	Utilizing growth strategies and attrition to minimize the impact of layoffs directly resulting from changes brought about by employee involvement in continuous improvement efforts. Developing options to limit the requirements for layoffs through:

1.	Maintaining as level production rates and manpower requirements as possible through overtime schedules, reduced work schedules, etc.

2.	Review of outside sourcing that may be performed more cost effectively by plant employees.

H.	Guiding, monitoring and evaluating the process in order to:

1.	Ensure that support structures are responsive to groups.

2.	Provide support to involved employees.

In the completion of these responsibilities, the Labor/Management Steering Committee has developed and communicated a blueprint for the future design of the facility. The direction set forth in that information is committed to by both parties. The parties recognize that, as we progress in the implementation of this plan and learn from that process, changes and modifications will need to be made in the direction as are mutually agreed to by the Steering Committee.

4.	Ability to Modify

The parties realize that this workplace cooperation process between Alliance Laundry Systems LLC and the United Steelworkers of America Local 1327 is a new and challenging development in their long relationship. As we work together and learn together, changes in this agreement may be necessary. Such changes may be made at a meeting mutually called by the President of Local 1327 United Steelworkers of America and the Plant Manager for Alliance Laundry Systems LLC, Ripon, Wisconsin.

The foregoing shall be effective upon ratification of the agreement, and good faith participation in the program is herein set forth.

Alliance Laundry Systems LLC
Shepard Street, P.O. Box 990
Ripon, WI 54971-0990
September 20, 2005	Tel 920.748.3121
Fax 920.748.4429
www.comlaundry.com

Letter of Understanding

The union and the company shall agree that during the transition phase of the new project only, employees who post into or get placed into any position that is posted with requirements of three (3) or more days of off site training shall remain in that position for a period of no less than 3 months. If an employee posts into or gets placed into any new business position that is posted with requirements of ten (10) or more days of off site training shall remain in that position for a period of no less than 6 months.

Any employee who posts for a position requiring off site training will be moved as quickly as possible if he/she has posted for a position within the plant vacated by a more senior employee.

The intent of this letter is to acknowledge that once an employee is trained, any loss of training skill through an employee posting to a different position may deter from a successful new project startup. The intention of this letter is not to prevent employees with special circumstances from being allowed to post to another job if required. In the event that unforeseen circumstances occur, the company will consider an employee’s request for a waiver of the requirements of this Letter of Understanding.

Todd Kaull

Plant Manager

Executed and Accepted This 28th Day of September 2005,

At Ripon, Wisconsin.

UNITED STEELWORKERS OF AMERICA

Leo W. Gerard - Int’l President

James D. English - Int’l Secretary-Treasurer

Leon Lynch - Int’l Vice President Human Affairs

Andrew V. Palm - Int’l Vice President Administration

Harry E. Lester - Director, District Two

Douglas Drake - WI Sub-District Director

LOCAL 1327

David E. Page, President

Elwood Sharpless, Vice President

Committee

Deb Hernandez

Linda Kohnke

Linda Rocheleau

Thomas Sullivan

ALLIANCE LAUNDRY SYSTEMS LLC

Matthew Amend

Joel Johnson

Todd Kaull

Sandy Rohrick

Tim Sabatke